Exhibit 99.1

 Jack in the Box Inc. Reports Fourth Quarter and Fiscal 2006 Results

             Issues Guidance for First Quarter and FY2007;

                 Provides Long-term Business Outlook;

   Announces Modified "Dutch Auction" Tender Offer to Purchase up to
                          5.5 Million Shares


    SAN DIEGO--(BUSINESS WIRE)--Nov. 21, 2006--Jack in the Box Inc. (NYSE: JBX) today reported that earnings before the cumulative effect of an accounting change increased to $34.2 million, or 95 cents per diluted share, in the fourth quarter ended Oct. 1, 2006, compared with $21.5 million, or 59 cents per diluted share, in the same quarter a year ago. Fiscal 2006 earnings before the cumulative effect of an accounting change increased to $109.1 million, or $3.04 per diluted share, compared with $91.5 million, or $2.48 per diluted share, in fiscal 2005. As required by SFAS No. 123R, fiscal 2006 results included the effect of expensing stock options whereas 2005 results did not.

    Effective Oct. 1, 2006, the company adopted FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" (FIN
47), which reduced fourth-quarter and fiscal-year net income by approximately 3 cents per diluted share. Net earnings after the cumulative effect of this accounting change were 92 cents and $3.01 per diluted share for the fourth quarter and fiscal 2006, respectively. This change is not expected to have a material impact on company operations in the future.

    The 95 cents per diluted share earned in the fourth quarter before the cumulative effect of an accounting change exceeded the high end of the range previously forecast by the company and analysts' First Call consensus estimate of 66 cents. The improvement was due primarily to the following, in approximate amounts:

-- +25 cents from the sale of 25 company Jack in the Box(R)
   restaurants in Hawaii to a new franchise operator.
-- +5 cents from higher Jack in the Box same-store sales partially offset by higher food costs, primarily tomatoes, and utilities expense.
-- +2 cents from a lower-than-expected state income tax rate.
-- -3 cents to write down assets at six restaurants in the company's
   Southeast region.


    Diluted EPS in 2005 was impacted by the following:

-- -5 cents related to canceling the test of a fast-casual concept called JBX Grill(TM) in the fourth quarter.
-- Stock option expense was not included in fiscal 2005 results; the pro forma effect of expensing stock options would have been to reduce net earnings by 4 cents and 15 cents per diluted share for the fourth quarter and fiscal 2005, respectively, excluding the effect of accelerated vesting of retiree's stock options.


    "Throughout fiscal 2006 Jack in the Box continued to improve in several key areas of operation, which contributed to a record year of earnings," said Linda A. Lang, chairman and chief executive officer. "The addition of several innovative, high-quality products to our menu, as well as improvement in guest-service execution, contributed to an increase in both average check and transactions, which drove the increase in same-store sales for fiscal 2006 to our highest level in seven years."

    Fourth quarter and FY 2006 financial highlights

    Same-store sales at Jack in the Box company restaurants increased
5.9 percent in the fourth quarter, with an increase in both average check and transactions, compared with a year-ago increase of 1.5 percent. This year's same-store sales increase was positively affected by approximately 0.7 percent due to rolling over 2005's hurricane-impacted sales. For the year, same-store sales at Jack in the Box company restaurants increased 4.8 percent, again with an increase in both average check and transactions, compared with a 2.4 percent increase in 2005. For the fourth quarter, system same-store sales at Qdoba Mexican Grill(R) increased 4.5 percent on top of a 9.0 percent increase in the fourth quarter of 2005. For the year, system same-store sales at Qdoba increased 5.9 percent on top of an 11.4 percent increase in fiscal 2005. Qdoba continued to be accretive to earnings for the fourth quarter and full year.

    Restaurant operating margin was 17.8 percent of sales in the fourth quarter compared with 17.3 percent a year ago, with the benefit of higher sales in 2006, generally lower food costs, lower workers' compensation insurance and profit improvement program initiatives partially offset by higher costs for tomatoes and utilities. Beef costs for the quarter decreased approximately 6 percent from prior year. For the year, restaurant operating margin increased to 17.5 percent of sales compared with 16.9 percent in 2005, due primarily to fixed-cost leverage on same-store sales growth, lower costs for commodities and workers' compensation insurance, and profit improvement program initiatives. Beef costs for the full year decreased approximately 5 percent from fiscal 2005.

    SG&A expense rate in the fourth quarter was 11.0 percent of revenues, including approximately 35 basis points from the expensing of stock options and 30 basis points from the impairment charge related to six restaurants in the Southeast. SG&A expense rate in the fourth quarter of fiscal 2005 was 11.3 percent, which included approximately 50 basis points from canceling the test of JBX Grill but did not include stock option expense. For the year, SG&A expense rate was 10.9 percent, which is the same as last year. This year's rate included approximately 25 basis points from the expensing of stock options, whereas last year did not include stock option expense.

    Seventeen company and franchised Jack in the Box restaurants opened in the fourth quarter, along with 5 new Quick Stuff(R) convenience stores, compared with 16 new restaurants and 5 Quick Stuff sites opened in the same quarter a year ago. For the year, 36 company and franchised Jack in the Box restaurants opened, as well as 11 Quick Stuff stores. Qdoba opened 21 company and franchised restaurants during the fourth quarter compared with 22 locations opened in the same quarter a year ago. For the year, Qdoba opened 71 company and franchised restaurants. At Oct. 1, the company's system total included 2,079 company and franchised Jack in the Box restaurants, including 55 with Quick Stuff convenience stores, and 318 company and franchised Qdoba restaurants.

    Gains on sale of company-operated restaurants and other revenues totaled $24.8 million in the fourth quarter, primarily from the sale of 35 Jack in the Box company restaurants to franchisees, including the 25 restaurants in Hawaii, which contributed $15.6 million. In the fourth quarter of fiscal 2005, gains on sale of company-operated restaurants and other revenues totaled $7.5 million, primarily from the sale of 12 Jack in the Box company restaurants to franchisees. In fiscal 2006, gains on sale of company-operated restaurants and other revenues totaled $50.4 million, primarily from the sale of 82 Jack in the Box company restaurants to franchisees, compared with $29.3 million a year ago, primarily from the sale of 58 such restaurants to franchisees. The difference in average gains related to the specific sales and cash flows of restaurants sold.

    "We continued to expand our Jack in the Box franchising activities in fiscal 2006 as a key strategic initiative to generate higher returns and margins while mitigating business-cost and investment risks," Lang said. "In addition to refranchising 82 restaurants during the year, franchisees added 7 new locations. At year end, more than 29 percent of the Jack in the Box system was franchised. We're on pace to achieve our goal of Jack in the Box becoming 35 percent franchise operated by 2008."

    The effective tax rate in the fourth quarter before the cumulative effect of an accounting change was 35.2 percent versus 32.2 percent a year ago, with the increase due to a lower tax rate in 2005 from tax-planning initiatives and adjustments from prior years' tax returns. The tax rate in fiscal 2006 was 35.7 percent compared with
33.8 percent in the prior year for the same reasons.

    Capital expenditures, including capital lease obligations, were $152 million compared with $127 million in fiscal 2005, with the increase due primarily to investments associated with the company's restaurant re-imaging program.

    Fourth quarter initiatives

    During the quarter the company continued to progress on its strategy to holistically reinvent the Jack in the Box brand through major changes to its menu, restaurant environment and guest service.

    By delivering innovative, high-quality products, Jack in the Box continues to differentiate its brand from competitors and attract a broader consumer audience. In the fourth quarter, Jack in the Box enhanced its menu as follows:

-- Introduced the Outlaw(TM) Burger and Outlaw(TM) Spicy Chicken sandwich, premium products featuring either a jumbo beef patty or spicy crispy chicken fillet with two fried onion rings, bacon, two slices of American cheese, lettuce and tomatoes all topped with KC Masterpiece(R) Original Barbecue Sauce and served on a toasted sesame seed bun.
-- Added buttermilk biscuits to its breakfast menu and created two biscuit sandwiches - Bacon, Egg & Cheese, and Sausage, Egg & Cheese.
-- Introduced a value-friendly combo called The Big Deal, which includes a chicken sandwich, two beef tacos and a 20-ounce beverage for just $2.59.
-- Expanded its dessert menu with a Chocolate Chip Cookie Cheesecake featuring Nestle Toll House semisweet morsels.


    In the fourth quarter, the company finished re-imaging its entire Seattle market with a comprehensive program that includes a complete redesign of the dining room and common areas. Interior finishes include ceramic tile floors; a mix of seating styles, such as booths, bars and high-top round tables; decorative pendant lighting; and graphics and wall collages. The program also includes music, uniforms, menu boards and packaging, along with new paint schemes, landscaping and other exterior enhancements. One hundred fifty-one restaurants were re-imaged in fiscal 2006, including all of the company's restaurants in Waco, Texas, as well as individual restaurants in other markets.

    "We're pleased with the sales trends and positive guest feedback at these restaurants and plan to continue rolling out the re-image program," Lang said.

    Modified "Dutch auction" tender offer

    Jack in the Box Inc. will also announce today that it will commence a modified "Dutch auction" tender offer for up to 5.5 million shares of its outstanding common stock at a price per share not less than $55.00 and not greater than $61.00, for a maximum aggregate purchase price of $335.5 million. The tender offer is expected to commence today, Nov. 21, 2006, and to expire, unless extended by the company, at midnight, Eastern Standard Time, on Dec. 19, 2006.

    "This tender offer affords us an opportunity to return cash to our shareholders while reducing the number of shares outstanding by approximately 15.5 percent, thereby increasing the proportional ownership of our non-tendering shareholders," Lang said.

    The company is expecting to fund the tender offer with available cash and a new credit facility that is expected to be in place prior to the closing of the tender offer. The company has received commitments from its financing partners for a new $625 million credit facility, which is expected to be comprised of a $150 million revolving credit facility and a $475 million term loan. Proceeds from the new credit facility are also expected to be used to retire the existing term debt outstanding.

    Additional details regarding the tender offer are included in a separate news release issued by the company today.

    Guidance & long-term business outlook

    Jack in the Box Inc. today announced its earnings guidance for fiscal 2007, as well as longer-term business goals and plans for the next 3-5 years, in approximate amounts. The guidance and long-term goals and plans that follow do not reflect the effect of the tender offer and/or the new credit facility due to uncertainty as to the number of shares that will be tendered. However, the company expects that the effect of a successfully completed tender offer will be accretive to earnings.

    Earnings

-- First quarter and fiscal year 2007 earnings guidance of 78-81 cents and $3.02-$3.07 per diluted share, respectively.
-- Long-term earnings growth goal of 12-15 percent per year, with continued focus on improving returns on invested capital.
-- Fiscal year 2007 and long-term tax rate of 37.5-38.5 percent.


    Same-store sales growth

-- Jack in the Box company-operated restaurants:
    -- 3.5-4.5 percent in the first quarter of fiscal 2007.
    -- 3-4 percent for fiscal 2007.
    -- Long-term annual goal of 2-4 percent.
-- Qdoba system restaurants:
    -- 3-5 percent for fiscal 2007.
    -- Long-term annual goal of 3-5 percent.


    Franchising

-- Refranchise 70-80 Jack in the Box restaurants in fiscal 2007.
-- Gains on sale of company-operated restaurants and other revenues, primarily from the sale of restaurants to franchisees, of $35-37 million in fiscal 2007.
-- Long-term goals to grow the percentage of franchise ownership in the Jack in the Box brand by approximately 5 percent annually and to move towards a range of franchise ownership more closely aligned with that of the QSR industry, with average gains on restaurants sold approximating historical levels.
-- Continue to explore opportunities to franchise whole Jack in the Box markets.


    New store growth

-- Jack in the Box:
    -- Add 40-45 new company and franchise-operated restaurants in fiscal 2007.
    -- Accelerate the pace of franchise development with a long-term goal of achieving a balance between franchised and company restaurant growth.
    -- Expand into new contiguous markets through company investment and franchise development.
-- Qdoba:
    -- Add 80-90 new company and franchised locations in fiscal 2007. -- Long-term goal to add 75-100 new Qdoba restaurants per year.


    Capital expenditures

-- Jack in the Box expects to re-image 150-200 restaurants in fiscal
   2007; the restaurant re-image program is expected to be completed in approximately 4-5 years.
-- Capital expenditures are estimated at approximately $160 million in fiscal 2007 and at approximately $150-180 million per year thereafter until the company completes the restaurant re-image program when capital expenditures are expected to return to historical levels.


    First quarter initiatives

-- In October, Jack in the Box expanded its line of burgers and sandwiches served on artisan, hearth-baked ciabatta bread with the Sirloin Steak 'n' Cheddar Ciabatta sandwich. The product features tender, marinated, 100-percent sirloin steak on toasted ciabatta bread with cheddar cheese, red onions, tomatoes and green leaf lettuce topped with a creamy peppercorn mayo.
-- Also in October, Jack in the Box expanded its reloadable Jack
   Ca$h(TM) card program to include a retail component: The cards are now available at grocery chains such as Safeway, Albertsons, Randalls and Tom Thumb stores.


    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE: JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,000 restaurants in 17 states. The company also operates a proprietary chain of convenience stores called Quick Stuff(R), with more than 50 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with more than 300 restaurants in 40 states. For more information, visit www.jackinthebox.com.

    Safe harbor statement

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to substantial risks and uncertainties. These statements, which include the company's guidance and related assumptions, may be identified by the use of words such as "assumption," "believes," "estimates," "expects," "goals," "guidance," "plans," "will," and other words of similar meaning.

    The following are some of the factors that could cause the company's actual estimates and its goals to differ materially from those expressed in the forward-looking statements: delays in the opening of new or remodeled restaurants; loss of sales due to restaurant closures caused by adverse weather or other events in the regions in which the restaurants are located; changes in laws, regulations and accounting rules and interpretations; adverse economic and other local, national and international conditions or events that affect consumer spending; and the inability to refinance the company's existing credit facility or successfully complete the tender offer as currently contemplated. Costs may exceed projections, including the cost of food, packaging, labor, pending or future legal claims, new restaurant construction and remodels, and utilities. Additional factors that may adversely affect results include the effect of any widespread negative publicity regarding the company, the foodservice industry in general or particular foods. Further information about factors that could affect the company's financial results is included in the company's annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission. The information in this press release is as of November 21, 2006. Except as required by law, the company undertakes no obligation to update or revise any forward-looking statement whether as the result of new information or otherwise.

    Tender offer statement

    This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell, any shares. The full details of the tender offer, including complete instructions on how to tender shares, are included in the offer to purchase, the letter of transmittal and related materials, which are expected to be mailed to stockholders shortly. Stockholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies of the offer to purchase and other related materials when filed with the Securities and Exchange Commission at the Commission's website at www.sec.gov. In addition, stockholders also may obtain a copy of these documents, free of charge, from D.F. King & Co., Inc., the company's information agent for the tender offer.


                JACK IN THE BOX INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF EARNINGS
                (In thousands, except per share data)

                           Twelve Weeks Ended   Fifty-Two Weeks Ended
                           ------------------- -----------------------
                            Oct 1,    Oct 2,     Oct 1,      Oct 2,
                             2006      2005       2006        2005
                           --------- --------- ----------- -----------
Revenues:
  Restaurant sales         $485,199  $471,900  $2,100,955  $2,045,400
  Distribution and other
   sales                    134,748   100,238     512,907     348,482
  Franchise rents and
   royalties                 25,954    20,887     101,356      80,390
  Gains on sale of
   company-operated
   restaurants and other     24,807     7,512      50,431      29,276
                           --------- --------- ----------- -----------
                            670,708   600,537   2,765,649   2,503,548
                           --------- --------- ----------- -----------
Costs of revenues:
  Restaurant costs of
   sales                    149,746   148,078     654,659     647,567
  Restaurant operating
   costs                    248,865   242,268   1,078,029   1,051,400
  Costs of distribution
   and other sales          132,481    98,899     505,991     343,836
  Franchised restaurant
   costs                     10,926     8,176      44,456      35,318
                           --------- --------- ----------- -----------
                            542,018   497,421   2,283,135   2,078,121
                           --------- --------- ----------- -----------

Selling, general and
 administrative costs        73,945    67,950     300,819     273,821
                           --------- --------- ----------- -----------

Earnings from operations     54,745    35,166     181,695     151,606
Interest expense, net         1,960     3,391      12,075      13,402
                           --------- --------- ----------- -----------

Earnings before income
 taxes and cumulative
 effect of accounting
 change                      52,785    31,775     169,620     138,204

Income taxes                 18,561    10,231      60,545      46,667
                           --------- --------- ----------- -----------

Earnings before cumulative
 effect of accounting
 change                      34,224    21,544     109,075      91,537

Cumulative effect of
 accounting change, net       1,044         -       1,044           -
                           --------- --------- ----------- -----------

Net earnings                $33,180   $21,544    $108,031     $91,537
                           ========= ========= =========== ===========

Earnings per share -
 basic:
  Earnings before
   cumulative effect of
   accounting change           $.97      $.61       $3.12       $2.57
  Cumulative effect of
   accounting change, net       .03         -         .03           -
                           --------- --------- ----------- -----------
  Net earnings per share       $.94      $.61       $3.09       $2.57
                           ========= ========= =========== ===========

Earnings per share -
 diluted:
  Earnings before
   cumulative effect of
   accounting change           $.95      $.59       $3.04       $2.48
  Cumulative effect of
   accounting change, net       .03         -         .03           -
                           --------- --------- ----------- -----------
  Net earnings per share       $.92      $.59       $3.01       $2.48
                           ========= ========= =========== ===========

Weighted-average shares
 outstanding:
  Basic                      35,230    35,264      34,944      35,625
  Diluted                    36,216    36,391      35,917      36,938


                JACK IN THE BOX INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                 Oct 1,      Oct 2,
                                                  2006        2005
----------------------------------------------------------------------

                    ASSETS
Current assets:
   Cash and cash equivalents                     $233,906    $103,708
   Accounts and notes receivable, net              30,874      21,227
   Inventories                                     41,202      40,007
   Other current assets                            97,148     119,028
                                               ----------- -----------
        Total current assets                      403,130     283,970
                                               ----------- -----------

Property and equipment, net                       914,776     877,985

Other assets, net                                 202,555     176,031
                                               ----------- -----------

                                               $1,520,461  $1,337,986
                                               =========== ===========


     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current maturities of long-term debt           $41,518      $7,788
   Other current liabilities                      301,379     267,502
                                               ----------- -----------
        Total current liabilities                 342,897     275,290
                                               ----------- -----------

Long-term debt, net of current maturities         250,252     290,213

Other long-term liabilities                       216,427     207,111

Stockholders' equity                              710,885     565,372
                                               ----------- -----------

                                               $1,520,461  $1,337,986
                                               =========== ===========


    CONTACT: Jack in the Box Inc.
             Brian Luscomb, 858-571-2229
             Division Vice President, Corporate Communications
             Email: brian.luscomb@jackinthebox.com
             Web site: www.jackinthebox.com